Exhibits (i)(1) and (j)(1)

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

November 17, 2008

Northern Funds

50 South LaSalle Street

Chicago, IL 60603

Re:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel for Northern Funds, a Delaware statutory trust (the “Trust”), organized under an Agreement and Declaration of Trust dated February 7, 2000 (the “Declaration of Trust”) in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to a Registration Statement on Form N-1A (File Nos. 33-73404 and 811-08236), of the Trust’s shares of beneficial interest, which are divided into forty-two portfolios. This opinion relates to the following portfolios: Multi-Manager Mid Cap Fund; Multi-Manager Small Cap Fund; Multi-Manager International Equity Fund; Multi-Manager Large Cap Fund; Multi-Manager Emerging Markets Equity Fund and Multi-Manager Global Real Estate Fund. Shares of the aforesaid classes of shares of beneficial interest are referred to hereinafter as “Shares.” The aforesaid Registration Statement, as amended to date, is referred to hereinafter as the “Registration Statement.” The Trust is authorized to issue an unlimited number of Shares in each of the aforesaid portfolios.

We have reviewed the Registration Statement and the Trust’s Declaration of Trust, as amended, its by-laws and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

Based on the foregoing, we are of the opinion that the Shares registered under the Registration Statement will be, when issued against payment therefor as described therein, legally issued, fully paid and non-assessable by the Trust, and that, under Delaware law, the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the

Northern Funds

November 17, 2008

State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class of Shares, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of Post-Effective Amendment No. 63 to the Trust’s Registration Statement on Form N-1A. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm under the caption “Additional Trust Information – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information included in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A under the 1933 Act, of Northern Funds. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP